  Exhibit 99.1

Zoom Telephonics Reports 43% Sales Increase and Positive Net Income for the Third Quarter of 2017

Boston, MA, October 31, 2017 – Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading producer of cable modems and other communication products, today reported financial results for the third quarter ended September 30, 2017 (“Q3 2017”). Zoom reported net sales of $8.58 million for Q3 2017, up 43.3% from $5.99 million for Q3 2016. The strong growth in sales was primarily due to increased sales of Motorola brand cable modems and gateways through U.S. retailers. Zoom has the exclusive worldwide license to the Motorola brand for cable modems and gateways and a number of other product categories relating to Internet access.

Gross profit was $3.07 million or 35.7% of net sales in Q3 2017, versus $1.93 million or 32.1% of net sales in Q3 2016. The significant increase in gross profit was primarily due to increased sales.

Operating expenses were $2.65 million or 30.9% of net sales in Q3 2017 compared to $2.18 million or 36.4% of net sales in Q3 2016. Selling expenses increased $339 thousand to $1.8 million in Q3 2017 due primarily to increases in Motorola trademark royalty costs, advertising expenses, and freight expenses. General and administrative expenses increased $29 thousand to $383 thousand from Q3 2016 to Q3 2017. Research and development expenses increased $104 thousand to $457 thousand from Q3 2016 to Q3 2017 due primarily to higher product certification costs.

Zoom reported net income of $377 thousand or $0.02 per diluted share for Q3 2017, compared to a net loss of $244 thousand or $0.02 per diluted share for Q3 2016, with the significant improvement due to higher sales, higher gross margins, and lower operating expenses as a percentage of sales.

For the first nine months of 2017, Zoom reported net sales of $20.6 million, up 62.0% from $12.7 million in the first nine months of 2016 due to continued growth in Motorola brand cable modem sales. Gross profit increased 76.6% from $4.0 million, or 31.2% of sales, to $7.0 million, or 34.0% of sales.

Total operating expenses for the first nine months of 2017 increased 33.0% to $7.9 million or 38.2% of sales from $5.9 million or 46.6% of sales for the first nine months of 2016. Selling expenses increased 51.7% from $3.5 million or 27.7% of sales, to $5.3 million or 26.0% of sales, due primarily to increased advertising costs, Motorola royalty payments, and freight expenses. General and administrative expenses declined 6.7% from $1.24 million or 9.7% of sales to $1.15 million or 5.6% of sales, due primarily to lower personnel, legal, and audit costs, partially offset by increased consulting expenses. Research and development expenses increased 18.4% from $1.15 million or 9.1% of sales to $1.37 million or 6.7% of sales, due primarily to increased certification and outside consultant costs.

Zoom reported a net loss of $0.98 million, or a loss of $0.07 per diluted share, for the first nine months of 2017, compared to a net loss of $1.9 million or a loss of $0.14 per diluted share, for first nine months of 2016. The primary reason for the decrease in net loss was increased sales and the resulting increase in gross profit.

As of September 30, 2017 Zoom had $0.6 million drawn on a $3.0 million line of credit, working capital of $2.9 million, and a current ratio of 1.5.

“This was a breakthrough quarter, with a substantial increase in sales and gross profit providing significant positive net income,” said Frank Manning, Zoom’s President and CEO. “I am proud of the way our Zoom team has executed with the Motorola brand. We have designed and produced great products, sold them through top retailers, and supported our customers with skill and care from the USA. The result is strong sales, positive customer reviews, and increased market share. We plan to continue this approach with cable modems, and to bring the Motorola brand to new product areas including DSL modems and gateways, routers, MoCA adapters, and cellular products. This is a big opportunity, and we will continue to work hard to earn the support of our customers, business associates, and investors.”

Conference Call
Zoom has scheduled a conference call for Tuesday, October 31 at 9:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958 if you are in the USA, and international callers may dial (706) 643-5255. The conference ID is 9695697. A slide presentation will accompany management’s remarks and may be accessed five minutes before the conference call at www.zoomtel.com/SQ317. Shortly after the conference call a recording of the call will be available on Zoom’s website.

About Zoom Telephonics
Zoom Telephonics, Inc. designs, produces, markets, and supports communication products under the Motorola and Zoom brands. The Company’s worldwide licensing agreement with Motorola includes cable modems and gateways, DSL modems and gateways, cellular modems and routers and sensors, range extenders, home powerline network products, and MoCA adapters. For more information about Zoom and its products, please visit www.zoomtel.com or www.motorolanetwork.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

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Forward Looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Investor Relations Contact:

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
Phone: 203-972-9200
jnesbett@institutionalms.com

ZOOM TELEPHONICS, INC.
Condensed Consolidated Balance Sheets
In thousands
(Unaudited)

	9/30/17	12/31/16

ASSETS

Current assets:

Cash	$91	$180
Accounts receivable, net	2,104	2,498
Inventories, net	5,307	4,927
Prepaid expenses and other	936	652

Total current assets	8,438	8,257

Property and equipment, net	187	176

Other assets	399	589

Total assets	$9,024	$9,022

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$595	$1,307
Accounts payable	3,762	2,502
Accrued expenses	1,214	1,052

Total current liabilities	5,571	4,861

Total liabilities	5,571	4,861

Stockholders’ equity:

Common stock and additional paid-in capital	40,313	40,041

Retained earnings (accumulated deficit)	(36,860)	(35,880)

Total stockholders’ equity	3,453	4,161

Total liabilities and stockholders’ equity	$9,024	$9,022

ZOOM TELEPHONICS, INC.
Condensed Consolidated Statements of Operations
In thousands, except for per share data
(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/17	9/30/16	9/30/17	9/30/16

Net sales	$8,582	$5,990	$20,556	$12,688
Cost of goods sold	5,516	4,065	13,561	8,728

Gross profit	3,066	1,925	6,995	3,960

Operating expenses:
Selling	1,813	1,474	5,341	3,520
General and administrative	383	354	1,154	1,236
Research and development	457	353	1,368	1,155
Total operating expenses	2,653	2,181	7,863	5,911

Operating income (loss)	413	(256)	(868)	(1,951)

Other income (expense), net	(31)	14	(98)	10

Income (loss) before income taxes	382	(242)	(966)	(1,941)

Income tax expense (benefit)	5	2	14	3

Net income (loss)	$377	$(244)	$(980)	$(1,944)

Earnings (loss) per share:

Basic Earnings (loss) per share	$0.03	$(0.02)	$(0.07)	$(0.14)
Diluted Earnings (loss) per share	$0.02	$(0.02)	$(0.07)	$(0.14)

Weighted average number of shares outstanding:

Basic	14,953	13,877	14,851	13,723
Diluted	16,419	13,877	14,851	13,723